Exhibit 99.1

N E W S B U L L E T I N FROM:	RE:	Headwaters Incorporated 10701 S. River Front Parkway, Suite 300 South Jordan, UT 84095 Phone: (801) 984-9400 NYSE: HW
FOR FURTHER INFORMATION

AT THE COMPANY: Sharon Madden Vice President of Investor Relations (801) 984-9400	ANALYST CONTACT: Tricia Ross Financial Profiles (310) 622-8226

FOR IMMEDIATE RELEASE

HEADWATERS INCORPORATED ANNOUNCES FISCAL 2015 THIRD QUARTER RESULTS

•    Revenue Increased 9% to $243 Million

•    Adjusted EBITDA Increased 9% to $49 Million

•    Operating Income Increased 30% to $33 Million

•    Adjusted EPS Increased 38% to $0.40

SOUTH JORDAN, UTAH, August 4, 2015 (NYSE: HW) HEADWATERS INCORPORATED, a building products company dedicated to improving lives through innovative advancements in construction materials, today announced results for its third quarter of fiscal 2015.

Third Quarter 2015 Highlights

•                  Revenue increased 9% to $243 million, including approximately 6% organic growth despite significant weather impact in many parts of the U.S.

•                  Gross profit increased 13% and gross margin increased by 130 basis points

•                  Adjusted EBITDA increased 9% and TTM Adjusted EBITDA increased to $158 million

•                  Building products revenue increased 5%, operating income increased 22%, and Adjusted EBITDA increased 10%

•                  Construction materials revenue increased 14%, operating income increased 23%, and Adjusted EBITDA increased 13%

•                  On a pro forma basis, trailing twelve months Adjusted EPS was $1.14 through June 30, 2015

CEO Commentary

“We are pleased with our growth and continued margin strength during the third quarter, despite the impact from rain throughout much of the country and for most of the quarter. Fortunately, construction projects are generally delayed by rain, not cancelled, which bodes well for the September quarter,” said Kirk A. Benson, Chairman and Chief Executive Officer of Headwaters. “For the year, our sales have increased 14%, including 8% organically, and our Adjusted EBITDA has increased 23% despite weather challenges in the March and June quarters.

“Third quarter fly ash volumes were impacted by rain, but rebounded in June as compared to April and May, and revenue benefited from strong pricing. In the June quarter, we benefited from the fastest growth in fly ash pricing that we have experienced,  as portland cement continues to create a strong product environment.  Construction materials revenue and Adjusted EBITDA were the highest on record for the month of June.

“In our building products segment, products with exposure to repair and remodeling continued to trend positively, resulting in margin expansion in our siding and roofing groups. Further, key trends, such as rising home sales and values, indicate potential for further growth in repair and remodeling, which represents the largest end use for our products. In addition, our Texas based block product group rebounded from construction delays caused by rain and finished the quarter with year-over-year improvements in gross margin, operating income and Adjusted EBITDA.”

Third Quarter Summary

Headwaters’ third quarter 2015 consolidated revenue increased by 9% to $243.3 million from $223.4 million for the third quarter of 2014 and gross profit increased by 13% to $76.8 million, compared to $67.7 million in 2014. Operating income improved from $25.7 million in 2014 to $33.3 million in 2015, and Adjusted EBITDA increased by $3.9 million to $48.8 million, or 9% over 2014.

After making adjustments consistent with Adjusted EBITDA, third quarter adjusted income from continuing operations was $30.1 million, or $0.40 per diluted share in 2015, compared to $21.9 million, or $0.29 per diluted share in 2014. On an unadjusted basis, income from continuing operations was $23.1 million, or $0.30 per diluted share for the third quarter of 2015, compared to $11.1 million, or $0.14 per diluted share, for the third quarter of 2014. Discontinued operations were immaterial in both the June 2014 and 2015 quarters.

Third Quarter Business Segment Highlights

Business Segment	2015 Revenue	2015 Adjusted EBITDA	2015 Adjusted EBITDA Margin	2014 Adjusted EBITDA Margin
Building Products	$147.8 million	$32.7 million	22.1%	21.1%
Construction Materials	$91.9 million	$22.3 million	24.3%	24.4%

Business Segment	2015 Operating Income	2014 Operating Income	2015 Operating Income Margin	2014 Operating Income Margin
Building Products	$22.8 million	$18.7 million	15.4%	13.3%
Construction Materials	$18.4 million	$15.0 million	20.0%	18.6%

Nine Months Ended June 30, 2015

Our total revenue for the nine months ended June 30, 2015 was $622.6 million, up 14% from $545.5 million for 2014. Gross profit increased 22%, from $147.1 million in 2014 to $179.6 million in 2015. Operating income of $33.8 million in 2014 improved by 80%, to $60.7 million in 2015. The 2014 loss from continuing operations of $(0.5) million, or a diluted loss per share of $(0.02), improved to income from continuing operations of $5.3 million, or $0.06 per diluted share, in 2015.  2015 results include incremental $24.8 million of interest expense recorded in the March 2015 quarter related to early debt repayments.  The 2014 net loss included discontinued operations of $(0.6) million, or a diluted loss per share of $(0.02), and improved to net income of $4.9 million, or $0.06 per diluted share, in 2015.

Adjusted EBITDA increased by $19.7 million or 23%, from $87.0 million to $106.7 million for the nine months ended June 30, 2015 as compared to 2014, and Adjusted EPS increased by 88%, from $0.33 in 2014 to $0.62 in 2015.

Building Products Segment

Headwaters’ building products segment is a national brand leader in innovative building products through superior design, manufacturing and channel distribution. The segment markets a wide variety of niche building products, including vinyl siding accessories, manufactured architectural stone, block and roofing products.

Building products revenue increased 5% from $140.6 million in the third quarter of 2014 to $147.8 million in the third quarter of 2015. In the third quarter of 2015, gross profit increased by 10% to $47.0 million from $42.9 million in 2014, and operating income increased by 22% to $22.8 million from $18.7 million. Adjusted EBITDA in the third quarter of 2015 increased by 10% from $29.6 million in 2014 to $32.7 million in 2015.

Domestic organic growth of over 4% combined with acquisition growth of 3.5%,  were partially offset by a decline in international sales to make up total growth.  Domestic revenue growth was broad-based across our product groups and should continue to trend positively as U.S. housing and construction continue to recover.

We anticipate continued benefits from the decline in oil prices through lower diesel costs in our block group and lower resin costs in our siding accessories and roofing groups.  Lower raw material and energy costs combined with operational improvements more than offset increased costs in labor, cement and aggregates.  Overall for the segment, Adjusted EBITDA margins were 22.1%, reflecting an increase of 100 basis points compared to the June 2014 quarter. Gross margin improved by 130 basis points, and operating income margin increased by 220 basis points.

Construction Materials Segment

Headwaters Resources is the largest domestic manager and marketer of coal combustion products (CCPs), including fly ash. Utilization of these materials improves performance of concrete and concrete construction products while creating significant environmental benefits.

Third quarter 2015 revenues increased by 14% to $91.9 million, compared to $80.6 million in 2014. Service revenue was down slightly from last year and represented approximately 18.5% of total segment revenue for the third quarter of 2015, compared to 22% for the third quarter of 2014, and 25% for all of fiscal 2014. The increase in revenue is attributable to positive pricing and increases in volume of high value CCPs, and $5.2 million in revenue from lower margin activities, such as logistics and the sale of lower value CCPs.

A large portion of our revenue growth in the quarter related to price increases for high value CCPs.  Driven by strength of portland cement, we experienced record quarterly price increases in high value CCPs, with an average year-over-year net price increase of approximately 6%.  Our fly ash volumes grew modestly in the current quarter over 2014 despite April and May wet weather in many parts of the country.

Gross profit increased by 19% to $28.1 million in the third quarter of 2015, compared to $23.6 million in 2014, and gross margin increased by 130 basis points to 30.5%. Operating income increased $3.4 million, or 23%, from $15.0 million in 2014 to $18.4 million in 2015.  Adjusted EBITDA increased $2.6 million from $19.7 million in 2014 to $22.3 million in 2015, or 13%. Adjusted EBITDA margin in the quarter was comparable to last year at 24.3%.  The increase in Adjusted EBITDA was almost entirely attributable to the increase in revenues from high value CCPs.

We were volume constrained in 2007 when our sales peaked at approximately 6.4 million tons of high value CCP sales. During the down-cycle, we focused on supply expansion and have successfully increased supply, despite closure of some coal-fired generation plants. We are constantly seeking opportunities to increase supply of high value CCPs through incremental storage, conversion, blending, treatment, and new contracts.

Other Matters

For the third quarter of fiscal 2015, revenue from continuing operations in our energy segment was $3.6 million, compared to $2.2 million in 2014. Adjusted EBITDA for the 2015 quarter was $(0.6) million, the same as in 2014.

Our estimated effective income tax rate for continuing operations for the 2015 fiscal year is currently expected to be approximately 12%, due primarily to state income taxes. Taxes for the first nine months of 2015 were recorded using this 12% rate, and also reflect $1.3 million of income tax benefit from discrete items. We have recorded a full valuation allowance on our net amortizable deferred tax assets, but currently anticipate the possibility that a significant portion of the valuation allowance may be reversed in the September 2015 quarter. We currently have a pre-tax NOL in the amount of approximately $202.3 million and unused tax credits of $24.8 million, both of which can be carried forward for up to 20 years from the year they were generated.

Liquidity and Long-term Debt

As reported last quarter, Headwaters refinanced a significant portion of its outstanding debt during the March 2015 quarter, reducing cash interest expense from an annual run rate of approximately $47 million at the end of the December 2014 quarter to an annual run rate of approximately $31 million. Headwaters’ weighted average interest rate on long-term debt has been reduced to 5.2%, down from a weighted average interest rate of 7.6% as of December 31, 2014.

The components of our long-term debt (reflected net of applicable discounts and debt issue costs) as of June 30, 2015, are shown in the following table:

(dollars in millions)	Amount Outstanding	Interest Rate	Maturity Date
Senior secured term loan	$415.2	LIBOR plus 3.50% (with 1.0% LIBOR floor)	March 2022
7-1/4% senior unsecured notes	147.7	7.25%	January 2019
Asset based loan facility ($70.0 million limit)	0.0	LIBOR plus 1.50%	March 2020
Total	$562.9

We had $99.4 million of cash and cash equivalents on hand at June 30, 2015 and total liquidity of approximately $160.0 million, which includes the impact of providing $7.4 million for letters of credit for various purposes. As of June 30, 2015, our net debt to Adjusted EBITDA ratio was 2.9x, compared to 3.2x as of September 30, 2014.

Outlook

“We continue to experience positive momentum in our business, with the June quarter representing the sixteenth consecutive quarter of year-over-year revenue and Adjusted EBITDA growth.  The benefits from our growth, performance, and capital management are evidenced in the June quarter as interest expense dropped 33% compared to 2014,  and Adjusted EPS from continuing operations increased 38% year-over-year to $0.40 per share,” said Don P. Newman, Headwaters’ Chief Financial Officer. “Our TTM Adjusted EBITDA increased to $158 million, up 23% year-over-year, putting us on track to complete our fiscal year well within our Adjusted EBITDA guidance range of $155 to $170 million.

“Our refinancing and debt repayments are expected to increase annual free cash flow by $16 million through lower interest expense, and we achieved a major milestone in our overall debt structure. We ended the June quarter with a net debt to Adjusted EBITDA ratio of 2.9x, within our targeted range of 2.5 to 3.0x, and down from a peak of 6.7x.

“We are seeing increased opportunities for bolt-on acquisitions that support our key strategic initiative of adding products to our existing core customers. We believe we can continue to execute transactions with leadership economics, driving revenue growth beyond organic levels.”

Non-GAAP Financial Measures

Headwaters currently uses two non-GAAP financial measures: Adjusted EBITDA and Adjusted EPS. Headwaters defines Adjusted EBITDA as net income plus net interest expense, income taxes, depreciation and amortization, equity-based compensation, cash-based compensation tied to stock price, goodwill and other impairments, and other non-routine adjustments that arise from time to time, all as detailed in the table that follows. Headwaters currently defines Adjusted EPS as diluted EPS from continuing operations plus the effect of amortization expense related to acquired intangible assets and other non-routine adjustments that arise from time to time, again as detailed below. In addition to the adjustments we normally include to derive Adjusted EPS, the pro forma trailing twelve months (TTM) Adjusted EPS reflected in the table eliminates i) the historical interest expense related to the $400 million principal amount of 7-5/8% senior secured notes that were repaid in full with proceeds from the new term loan obtained in March 2015, and ii) the historical interest expense related to the 8.75% convertible notes repaid in February 2015; and includes the pro forma interest expense related to the new term loan for the period prior to March 2015. All interest expense amounts include the respective amortization of debt discount and debt issue costs.

A substantial amount of Headwaters’ cash-based compensation tied to stock price results from the issuance in fiscal 2011 and 2012 of cash-settled stock appreciation rights (SARs), all of which will expire on or before September 30, 2016. For vested but unexercised cash-settled SARs, the full impact of stock price changes, whether positive or negative, is recognized each quarter as a change in compensation expense. As the expiration dates approach, we expect the volume of exercises to increase with a resulting decrease in the volatility of compensation expense related to outstanding SARs that remain unexercised.

Adjusted EBITDA and Adjusted EPS are used by management, investors and analysts to measure operating performance, as a supplement to our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP). Adjusted EBITDA is also used by management, investors and analysts as one measure of a company’s ability to service its debt and meet its other cash needs. Our presentations of Adjusted EBITDA and Adjusted EPS have limitations as analytical tools, and should not be considered in isolation, or as substitutes for analysis of our results as reported under GAAP. Because the definitions of Adjusted EBITDA and Adjusted EPS vary among companies and industries, our definitions of these non-GAAP financial measures may not be comparable to similarly-titled measures used by other companies.

Headwaters’ calculations of Adjusted EBITDA, trailing twelve months (TTM) Adjusted EBITDA and Adjusted EPS and Pro Forma TTM Adjusted EPS are reflected in the following tables. All amounts which follow are presented on a continuing operations basis and do not include the results from the discontinued coal cleaning business for any period.

Reconciliation of Income from Continuing Operations to Adjusted EBITDA

	Quarter Ended		Nine Months Ended
(in millions)	6/30/2014	6/30/2015	6/30/2014	6/30/2015
Income (loss) from continuing operations (GAAP)	$11.1	$23.1	$(0.5)	$5.2
Non-controlling interest of subsidiary	(0.4)	(0.2)	(0.6)	(0.7)
Net interest expense	12.1	8.1	34.4	56.0
Income taxes	2.4	2.2	(0.2)	(0.8)
Depreciation, amortization, and equity-based compensation	14.7	14.5	42.0	41.4
Non-routine customer and business acquisition-related costs and adjustments	1.4	0.3	4.1	1.2
Asset impairments, write-offs and other non-routine items	2.1	(0.3)	2.1	0.6
Cash-based compensation tied to stock price	1.5	1.1	5.7	3.8
Adjusted EBITDA	$44.9	$48.8	$87.0	$106.7

Segment Adjusted EBITDA

Building products	$29.6	$32.7	$56.1	$66.8
Construction materials	19.7	22.3	41.6	51.6
Energy technology	(0.6)	(0.6)	(2.0)	0.0
Corporate	(5.3)	(6.7)	(14.4)	(15.5)
Cash-based compensation tied to stock price	1.5	1.1	5.7	3.8
Adjusted EBITDA	$44.9	$48.8	$87.0	$106.7

TTM Adjusted EBITDA

	Twelve Months Ended
(in millions)	9/30/2013	9/30/2014	6/30/2015
Income from continuing operations (GAAP)	$8.3	$16.5	$22.2
Non-controlling interest of subsidiary	0.0	(0.8)	(0.9)
Net interest expense	42.5	46.3	67.9
Income taxes	4.0	3.6	3.0
Depreciation, amortization, and equity-based compensation	54.0	56.9	56.3
Non-routine customer and business acquisition-related costs and adjustments	1.8	6.1	3.2
Asset impairments, write-offs and other non-routine items	0.0	3.1	1.6
Cash-based compensation tied to stock price	5.6	6.1	4.2
TTM Adjusted EBITDA	$116.2	$137.8	$157.5

Segment TTM Adjusted EBITDA

Building products	$72.9	$88.1	$98.8
Construction materials	56.6	66.8	76.8
Energy technology	0.3	(2.0)	0.0
Corporate	(19.2)	(21.2)	(22.3)
Cash-based compensation tied to stock price	5.6	6.1	4.2
TTM Adjusted EBITDA	$116.2	$137.8	$157.5

Reconciliation of Diluted EPS from Continuing Operations to Adjusted EPS

	Quarter Ended		Nine Months Ended		Pro Forma TTM Ended
(in millions, except per-share amounts)	6/30/2014	6/30/2015	6/30/2014	6/30/2015	6/30/2015
Numerator:
Reported numerator for diluted earnings per share from continuing operations in accordance with GAAP — income (loss) from continuing operations attributable to Headwaters Incorporated	$10.7	$22.9	$(1.1)	$4.5	$21.3
Adjustments to numerator:
Amortization expense related to intangible assets	5.4	4.5	15.9	13.4	18.6
Non-routine customer and business acquisition- related costs and adjustments	1.4	0.3	4.1	1.2	3.2
Asset impairments, write-offs and other non- routine items	2.1	(0.3)	2.1	0.6	1.6
Interest expense related to early debt repayments	0.0	0.0	0.0	24.8	24.8
Interest expense related to 7-5/8% senior secured notes	0.0	0.0	0.0	0.0	22.9
Interest expense related to 8.75% convertible notes	0.0	0.0	0.0	0.0	2.9
Interest expense related to new term loan	0.0	0.0	0.0	0.0	(14.9)
Cash-based compensation tied to stock price	1.5	1.1	5.7	3.8	4.2
Income tax effect of above adjustments	0.8	1.6	(2.0)	(1.0)	1.5
Total adjustments to income (loss) from continuing operations, net of income tax effect	11.2	7.2	25.8	42.8	64.8
Numerator for adjusted diluted earnings per share from continuing operations	$21.9	$30.1	$24.7	$47.3	$86.1

Denominator:
Reported denominator for diluted earnings per share in accordance with GAAP	74.6	76.0	73.1	75.7	75.4
Effect of above adjustments on calculation of dilutive securities	0.0	0.0	1.3	0.0	0.0
Denominator for adjusted earnings per share, after effect of adjustments on calculation of dilutive securities	74.6	76.0	74.4	75.7	75.4

Reported diluted income (loss) per share from continuing operations	$0.14	$0.30	$(0.02)	$0.06	$0.28
Effect of adjustments on diluted income per share calculation	0.15	0.10	0.35	0.56	0.86
Adjusted diluted income per share from continuing operations (Adjusted EPS)	$0.29	$0.40	$0.33	$0.62	$1.14

Conference Call

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern Time, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. There will also be corresponding slides with the webcast.  For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through August 11, 2015, by dialing 877-344-7529 or 412-317-0088 and entering the pass code 10070277.

About Headwaters Incorporated

Headwaters Incorporated is improving lives through innovative advancements in construction materials through application, design, and purpose. Headwaters is a diversified growth company providing products, technologies and services to the construction materials and building products markets.  Through its coal combustion products, building products, and energy businesses, the Company has been able to improve sustainability by transforming underutilized resources into valuable products.  www.headwaters.com

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements relating to Headwaters’ operations that are based on management’s current expectations, estimates and projections about the industries in which Headwaters operates. Words such as “may,” “should,” “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets,” “goals,” “outlook” and similar expressions are intended to help identify such forward-looking statements. Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building products, the sales to oil refineries of residue hydrocracking catalysts, the development, commercialization, and financing of new products and other strategic business opportunities and acquisitions, and other information about Headwaters which are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products and catalysts. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the Company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Headwaters undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing feedstock and energy prices; actions of competitors or regulators; technological developments; potential disruption of the Company’s production facilities, transportation networks and information technology systems due to war, terrorism, malicious attack, civil accidents, political events, civil unrest or severe weather; potential environmental liability or product liability under existing or future laws and litigation; potential liability resulting from other pending or future litigation; changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and other periodic reports. In addition, such results could be affected by general domestic and international economic and political conditions and other unpredictable or unknown factors not discussed in this press release which could have material adverse effects on forward-looking statements.

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2014	2015	2014	2015
Revenue:
Building products	$140,572	$147,830	$327,723	$371,770
Construction materials	80,636	91,900	211,250	240,802
Energy technology	2,191	3,564	6,553	10,044
Total revenue	223,399	243,294	545,526	622,616

Cost of revenue:
Building products	97,673	100,801	237,839	264,474
Construction materials	57,070	63,850	157,504	174,099
Energy technology	984	1,881	3,067	4,453
Total cost of revenue	155,727	166,532	398,410	443,026

Gross profit	67,672	76,762	147,116	179,590

Operating expenses:
Amortization	5,477	4,557	16,068	13,603
Selling, general and administrative	36,504	38,906	97,248	105,286
Total operating expenses	41,981	43,463	113,316	118,889

Operating income	25,691	33,299	33,800	60,701

Net interest expense	(12,121)	(8,083)	(34,411)	(56,000)
Other income (expense), net	(36)	122	(56)	(180)

Income (loss) from continuing operations before income taxes	13,534	25,338	(667)	4,521

Income tax benefit (provision)	(2,410)	(2,220)	150	760

Income (loss) from continuing operations	11,124	23,118	(517)	5,281

Loss from discontinued operations, net of income taxes	(231)	(110)	(106)	(387)

Net income (loss)	10,893	23,008	(623)	4,894

Net income attributable to non-controlling interest	(389)	(191)	(619)	(695)

Net income (loss) attributable to Headwaters Incorporated	$10,504	$22,817	$(1,242)	$4,199

Basic income (loss) per share attributable to Headwaters Incorporated:
From continuing operations	$0.14	$0.31	$(0.02)	$0.06
From discontinued operations	0.00	0.00	0.00	0.00
	$0.14	$0.31	$(0.02)	$0.06
Diluted income (loss) per share attributable to Headwaters Incorporated:
From continuing operations	$0.14	$0.30	$(0.02)	$0.06
From discontinued operations	0.00	0.00	0.00	0.00
	$0.14	$0.30	$(0.02)	$0.06
Weighted average shares outstanding:
Basic	73,206	73,658	73,131	73,553

Diluted	74,586	76,044	73,131	75,699

Operating income (loss) by segment:
Building products	$18,691	$22,838	$25,684	$39,465
Construction materials	15,019	18,427	30,180	40,090
Energy technology	(1,761)	(993)	(4,868)	(1,131)
Corporate	(6,258)	(6,973)	(17,196)	(17,723)
Total	$25,691	$33,299	$33,800	$60,701

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30,	June 30,
	2014	2015
Assets:
Current assets:
Cash and cash equivalents	$152,542	$99,415
Trade receivables, net	119,330	119,207
Inventories	50,633	62,116
Other	21,612	25,310
Total current assets	344,117	306,048

Property, plant and equipment, net	182,111	181,874
Goodwill	175,586	175,512
Intangible assets, net	159,863	148,276
Other assets	34,629	34,750

Total assets	$896,306	$846,460

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$27,026	$24,950
Accrued liabilities	109,300	85,424
Current portion of long-term debt	0	4,250
Total current liabilities	136,326	114,624

Long-term debt, net	592,458	558,605
Income taxes	23,242	20,943
Other long-term liabilities	28,586	30,182
Total liabilities	780,612	724,354

Redeemable non-controlling interest in consolidated subsidiary	13,252	12,763

Stockholders’ equity:
Common stock - par value	74	74
Capital in excess of par value	723,648	726,636
Retained earnings (accumulated deficit)	(620,688)	(616,489)
Treasury stock	(592)	(878)
Total stockholders’ equity	102,442	109,343

Total liabilities and stockholders’ equity	$896,306	$846,460